GREENSHIFT CORPORATION
                           One Penn Plaza, Suite 1612
                               New York, NY 10119




                                                     August 31, 2009

Via EDGAR
Rufus Decker
Division of Corporation Finance
Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

         Re: Form 10-KSB for the fiscal year ended December 31, 2008 Form 10-Q for the period ended March 31, 2009
                File No. 000-50469

Dear Mr. Decker:

I am writing in response to your letter dated June 30, 2009. We are currently working on a response to the Staff's comments, however, we will require additional time. Our complete response to the comments will be filed on EDGAR on or before September 9, 2009.

                                 Sincerely,

                                 /s/ Edward Carroll
                                 ---------------------
                                     Edward Carroll